EXHIBIT 10.4

EWSD 1, LLC

d/b/a

SHI FARMS

AMENDED AND RESTATED 12.5% ORIGINAL ISSUE DISCOUNT
PROMISSORY NOTE

THIS AMENDED AND RESTATED 12.5% ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS AMENDED AND RESTATED 12.5% ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS AMENDED AND RESTATED 12.5% ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Original Principal Amount: $112,500	Note Issue Date: January 24, 2019
Consideration Paid: $100,000

FOR VALUE RECEIVED, EWSD 1, LLC d/b/a Shi Farms, a Delaware limited liability company (together with its successors and assigns, the “Company”), with principal offices at 65 Mechanic Street Suite 205 Red Bank, NJ 07701, hereby promises to pay to the order of GridIron BioNutrients, Inc., with principal offices at , or the Holder’s (as defined below) permitted assigns, the principal sum of One Hundred Twelve Thousand Five Hundred and 00/100ths Dollars ($112,500.00) (the “Original Principal Amount”).

The unpaid Original Principal Amount shall be due and payable at the principal offices of the Company or by check or wire transfer of immediately available funds to the address of the Holder of this 12.5% Original Issue Discount Promissory Note (this “Note”) in lawful money of the United States, pursuant to Section 2 hereof. This Note shall be funded by a One Hundred Thousand and 00/100ths Dollars ($100,000.00) payment (the “Consideration Amount”) by a wire transfer of immediately available funds by the Holder to the Company, which shall be tendered as of the Note Issue Date.

The following is a statement of the rights of Holder and the conditions to which the Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. Unless the context requires otherwise, the following definitions shall apply for all purposes of this Note. Other definitions are defined elsewhere in this Note.

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1.1 “Aggregate Principal Amount” means the aggregate principal amount of this Note.

1.2 “Holder” means any person or entity that shall at the time be the registered holder of this Note.

1.3 “Loan Balance” means the Original Principal Amount.

1.4 “Original Issue Discount” means the 12.5% discount on the Original Principal Amount that exceeds the consideration paid by the initial Holder.

1.5 “Note Issue Date” means the date on which this Note was issued, such date as is first referenced above.

2. Loan Amount and Repayment of the Note. The Company shall repay its obligations under the Note to the Holder in cash with the revenues (the “Revenues”) that the Company bills and collects from its sales of derivative products of hemp planted and harvested in 2020 (the “2020 Derivative Products”), as follows: (i) an aggregate of 12.5% of the Revenues shall be paid to the Holder in cash until the Loan Balance has been fully paid and thereafter (ii) an aggregate of 3.75% of the Revenues shall be paid to the Holder until all of the 2020 Derivative Products have been sold. The Company shall pay the Revenues within forty-five (45) calendar days after the end of each calendar quarter in which the Company bills and collects Revenues from the 2020 Derivative Products. In the event that the Loan Balance has not been fully paid after all of the 2020 Derivative Products have been sold, the Company shall repay to the Holder in cash an aggregate of 12.5% of the Revenues that the Company bills and collects from its sales of derivative products of hemp planted and harvested in future years until the Loan Balance has been repaid. Notwithstanding anything to the contrary in this Note, the periodicity of above-referenced payments shall be modified to a monthly basis and payments will be modified to 15 days in arrears from and after April 1, 2021, such that the payment that would be calculated for revenue of other economic activity for the month of April 2021 would result in the relevant payment therefor being due and payable on May 15, 2021, and so on.

3. Issuance of Warrants. Pursuant to this Note, Notis Global Inc., the parent company of the Company (“Notis”) shall issue to the Holder One Hundred Thousand (100,000) Warrants (the “Warrants”). Each Warrant is exercisable to purchase one share of the Company’s common stock (the “Common Stock”), at an exercise price of $0.0001 per share during the period commencing on the Note Issue Date and ending on January 21, 2025.

4. Future Royalty. The Company shall pay to the Holder an aggregate of 2.5% in cash of the revenues that the Company bills and collects from its sales of derivative products of hemp planted and harvested in 2021, 2022, 2023, 2024, and 2025 (the “Future Royalty”). Future Royalty payments shall be made, on a calendar quarterly basis, thirty (30) days after the end of each calendar quarter, commencing with the first calendar quarter in which derivative product from hemp planted and harvested in the corresponding year is sold.

5. Termination of Royalty. The Company shall be entitled to terminate its obligation under the Note to pay the Future Royalty with a cash payment to the Holder (the “Termination Fee”). If the Company terminates its obligation to pay the Future Royalty under the Note on or before the first anniversary of the Note Issue Date (i.e., on or before January 21, 2021), then the Termination Fee shall be One Hundred Tweleve Thousand Five Hundred and 00/100ths Dollars ($112,500.00). Notwithstanding the above, the Company’s termination rights shall not vest until November 15, 2021. If the Company terminates its obligation to pay the Future Royalty after the first anniversary of the Note Issue Date but on or before the second anniversary of the Note Issue Date (i.e., on or after January 21, 2021, through and including January 20, 2022), then the Termination Fee shall be Two Hundred Twenty Five Thousand and 00/100ths Dollars ($225,000.00). If the Company terminates its obligation to pay the Future Royalty after the second anniversary of the Note Issue Date but on or before the third anniversary of the Note Issue Date (i.e., on or after January 21, 2022, through and including January 20, 2023), then the Termination Fee shall be Three Hundred Thirty Seven Thousand Five Hundred and 00/100ths Dollars ($337,500.00). If the Company terminates its obligation to pay the Future Royalty after the third anniversary of the Note Issue Date (i.e., on or after January 21, 2023), then the Termination Fee shall be Four Hundred Fifty Thousand and 00/100ths Dollars ($450,000.00).

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6. Limited Override Authority. While any of the Aggregate Principal Amount remains outstanding, but prior to the Company’s parent corporation Notis Global, Inc. (“Notis”) first becoming current after the Note Issue Date with its quarterly and annual reporting obligations under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Holder shall be promptly provided with written notification of the approval by the Company’s Board of Directors of any material financing, joint venture, merger, or consulting agreement (material being defined as five hundred thousand dollars ($500,000.00) or more and may in the reasonable exercise of its discretion, utilize the authority granted hereby to override the Board of Director’s approval of any such transaction, such that the Company would lose its authority to consummate the transactions contemplated by such agreement; provided, however, that, for the Holder’s exercise of such authority to be effective, the Company’s Chairman of the Board must have received the Holder’s notice of its exercise thereof not later than the second business day after the Holder was provided with such original written notification.

7. Events of Default. The entire unpaid Loan Balance shall, on written notice to the Company given by the Holder, forthwith become and be due and payable if any one or more of the following events (each, an “Event of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

7.1 if failure shall be made in the payment of the Original Principal Amount due under this Note, when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

7.2 if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of entities, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt; or

7.3 if an involuntary petition shall be filed against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated, stayed or set aside within ninety (90) days from the filing thereof; or

7.4 The Company shall breach any material agreement, covenant or other material term or condition contained in this Note, which breach continues uncured for a period of fifteen (15) days after receipt of written notice from the Holder.

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8. Accredited Investor. By its acceptance hereof, the Holder hereby represents that, at the time the Holder was offered this Note, the Holder was, and as of the Note Issue Date is, an “accredited investor,” as defined in Rule 501(a) of Regulation D.

9. Waivers. The Company expressly waives presentment for payment, protest and demand, notice of protest, demand, and dishonor and expressly agrees that either or both of the THIS Note may be extended from time to time without in any way affecting the liability of the Company.

10. Holder Acknowledgement. By its acceptance hereof, the Holder hereby acknowledges that it has been advised that, as of the Note Issue Date, Notis is not current with its quarterly and annual reporting obligations under Section 13 or 15(d) of the 1934 Act. By accepting this Note, the Holder further acknowledges that it has been furnished by the Company with all information regarding the Company and any additional information that the Holder has requested or desired to know, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company and the terms and conditions of this Note.

11. No Rights or Liabilities as Stockholder. Except as otherwise set forth herein, this Note does not entitle the Holder to any voting, approval rights or other rights as an equity holder of the Company.

12. No Impairment. The Company will not, by amendment of its Articles of Incorporation or Bylaws (each as may be amended from time to time), or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against impairment.

13. No Third-Party Beneficiaries. Nothing expressed or referred to in this Note is intended to or shall be construed to give any person or entity other than the Holder and the Holder’s successors and permitted assigns, any legal or equitable right, remedy, or claim under or in respect of this Note or any provision contained herein.

14. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

15. Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note.

16. Notices. All notices, statements or other documents that are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party, or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

17. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with their terms.

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IN WITNESS WHEREOF, the parties have caused this 12.5% Original Issue Discount Promissory Note to be signed in its name as of the date first above written.

EWSD 1, LLC d/b/a Shi Farms

By:	/s/ Thomas A. Gallo
Name:
Title:	Executive Director

GridIron BioNutrients, Inc.

By:	/s/ Timothy S Orr
Name:	Timothy Orr
Title:	CEO/President

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